Exhibit 10.2

CONSENT AND AMENDMENT NO. 1

TO THE

SECOND AMENDED AND RESTATED

FINANCING AGREEMENT

THIS CONSENT AND AMENDMENT NO. 1, dated as of November 14, 2003 (this “Amendment”), to the Second Amended and Restated Financing Agreement, dated as of August 13, 2003, as amended or otherwise modified from time to time (the “Financing Agreement”), by and among ATP Oil & Gas Corporation, a Texas corporation (the ”Borrower”), each subsidiary of the Borrower listed as a “Guarantor” on the signature pages thereto (each a “Guarantor” and collectively, the “Guarantors” and, together with the Borrower, each a “Loan Party” and collectively, the “Loan Parties”), each of the lenders from time to time party thereto (each a “Lender” and collectively, the ”Lenders”), Ableco Finance LLC, a Delaware limited liability company (“Ableco”), as collateral agent and administrative agent for the Lenders (in such capacity, the ”Collateral Agent” or the “Administrative Agent”), and Wells Fargo Foothill, Inc., a California corporation (“Foothill”), as funding agent for the Lenders (in such capacity, the “Funding Agent”, and together with the Administrative Agent and the Collateral Agent, each an “Agent” and collectively the “Agents”).

W I T N E S S E T H:

WHEREAS, pursuant to the Financing Agreement among the Borrower, the Guarantors, each of the Lenders from time to time party thereto, Ableco, in its capacity as the Collateral Agent and Administrative Agent for the Lenders, and Foothill, in its capacity as Funding Agent for the Lenders, the Lenders have agreed to make certain revolving loans, which includes a subfacility for the issuance of Letters of Credit (as defined in the Financing Agreement) to the Borrower;

WHEREAS, the Borrower has advised the Agents and the Lenders that the Borrower is in default under certain covenants set forth in the Financing Agreement and has requested a waiver of such defaults, and the Lenders have agreed to such waivers subject to the execution and delivery of this Amendment by the Loan Parties and the other terms and conditions set forth herein;

WHEREAS, the Borrower has requested amendments to the Financing Agreement to certain financial covenants and other covenants related to the funding by the Borrower of the working capital requirements of its Foreign Subsidiaries, and the Lenders have agreed to such amendments; and

WHEREAS, the Loan Parties have agreed to cause ATP UK (as defined in the Financing Agreement) to become a Guarantor under the Financing Agreement and to grant liens on and security interests in its property in favor of the Administrative Agent, for the benefit of the Agents and the Lenders, and Ableco has agreed to establish an additional revolving credit facility under the Financing Agreement not exceeding $15,000,000 on terms to be mutually agreed upon by the Loan Parties, the Agents and the Lenders.

NOW, THEREFORE, in consideration of the premises and agreements herein, the parties hereto hereby agree as follows:

1. Definitions. All terms used herein that are defined in the Financing Agreement and not otherwise defined herein are used herein as defined therein.

2. Conditions Precedent to All Loans and Letters of Credit. The following new clause (f) shall be added to Section 5.02 of the Financing Agreement and the existing clause (f) of Section 5.02 of the Financing Agreement shall be relettered and referred to as clause (g):

“(f) Material Adverse Effect. There shall not have occurred an event or development that which could reasonably be expected to have a Material Adverse Effect.”

3. Use of Proceeds. Clause (e) of Section 6.01(t) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“subject to the terms and conditions set forth in Section 7.02(e), to fund working capital of the Foreign Subsidiaries in an aggregate amount not to exceed $17,500,000, which funding shall be pursuant to a budget to be delivered by the Borrower to the Agents and which, with the consent of the Agents, may be updated by the Borrower from time to time, in each case the form and substance of which shall be satisfactory to the Agents in their sole discretion (the “Foreign Working Capital Budget”).”

4. Hedging Agreements. Section 7.01(t) of the Financing Agreement is hereby amended and restated in its entirety as follows:

“(t) The Loan Parties shall maintain in effect one or more Hedging Agreements with respect to the Borrower’s and ATP UK’s Hydrocarbon production with one or more counterparties rated at least investment grade by Moody’s and S&P, or the equivalent by a rating agency acceptable to the Agents, or with a counterparty otherwise reasonably acceptable to the Agents, on terms and conditions satisfactory to the Agents with aggregate notional volumes of Hydrocarbons covered thereby of: (i) not less than 40% for the period from the Effective Date until December 31, 2003, and not less than 60% for the period on and after December 31, 2003, and, in either case, not greater than 80% of the Borrower’s aggregate estimated Hydrocarbon production volumes on an mcf equivalent basis (where one barrel of oil is equal to six mcf of gas) for the succeeding twelve calendar months on a rolling twelve calendar month basis for such period from its Proved Developed Producing Reserves as of the date of the most recent monthly report delivered pursuant to Section 7.01(a)(vii); and (ii)

with respect to the production of the Oil and Gas Properties of ATP UK referred to as the Helvellyn field in the North Sea — UK Sector, not less than 40% for the period commencing on the date that is 30 days after the commencement of commercial production of Hydrocarbons from such field and ending the date that is 60 days after the commencement of such commercial production, and, not less than less than 60% for the period thereafter and, in either case, not greater than 80% of ATP UK’s aggregate estimated Hydrocarbon production volumes on an mcf equivalent basis (where one barrel of oil is equal to six mcf of gas) for the succeeding twelve calendar months on a rolling twelve calendar month basis for such period from its Proved Developed Producing Reserves as of the date of the most recent monthly report with respect to such Oil and Gas Properties which the Borrower shall be required to deliver to the Agents in form and substance satisfactory to the Agents.”

5. Loans, Advances, Investments, Etc. Subclause (y) of Section 7.02(e)(iii) of the Financing Agreement is hereby amended by deleting the amount “$7,500,000” and substituting in lieu thereof the amount “$17,500,000”.

6. Financial Covenants. (a) Section 7.03(a) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Total Leverage Ratio. Permit the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA of the Borrower and its Subsidiaries as of the end of period set forth below, to be greater than the ratio corresponding to such period set forth below:

Fiscal Period	Ratio
Twelve month period ended September 30, 2003	2.5 to 1.0
Twelve month period ended October 31, 2003	2.5 to 1.0
Twelve month period ended November 30, 2003	2.8 to 1.0
Twelve month period ended December 31, 2003	3.0 to 1.0
Twelve month period ended January 31, 2004	3.1 to 1.0
Twelve month period ended February 29, 2004	3.0 to 1.0
Twelve month period ended March 31, 2004	2.8 to 1.0
Twelve month period ended April 30, 2004	2.6 to 1.0
Twelve month period ended May 31, 2004	2.4 to 1.0
Twelve month period ended June 30, 2004	2.2 to 1.0
Twelve month period ended July 31, 2004	2.0 to 1.0
Twelve month period ended August 31, 2004	1.8 to 1.0
Twelve month period ended September 30, 2004 and for each twelve month period ended thereafter	1.6 to 1.0	”

(b) Section 7.03(b) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Domestic Leverage Ratio. Permit the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA of the Borrower and its Subsidiaries (in each case, other than the Foreign Subsidiaries) as of the end of any period set forth below, to be greater than the ratio corresponding to such period set forth below:

Fiscal Period	Ratio
Twelve month period ended September 30, 2003	2.5 to 1.0
Twelve month period ended October 31, 2003	2.5 to 1.0
Twelve month period ended November 30, 2003	2.7 to 1.0
Twelve month period ended December 31, 2003	2.9 to 1.0
Twelve month period ended January 31, 2004	3.0 to 1.0
Twelve month period ended February 29, 2004	3.1 to 1.0
Twelve month period ended March 31, 2004	3.1 to 1.0
Twelve month period ended April 30, 2004	3.1 to 1.0
Twelve month period ended May 31, 2004	3.0 to 1.0
Twelve month period ended June 30, 2004	3.0 to 1.0
Twelve month period ended July 31, 2004	2.8 to 1.0
Twelve month period ended August 31, 2004	2.6 to 1.0
Twelve month period ended September 30, 2004	2.4 to 1.0
Twelve month period ended October 31, 2004	2.3 to 1.0
Twelve month period ended November 30, 2004	2.2 to 1.0
Twelve month period ended December 31, 2004	2.1 to 1.0
Twelve month period ended January 31, 2005	2.0 to 1.0
Twelve month period ended February 28, 2005 and for each twelve month period ended thereafter	1.9 to 1.0

(c) Section 7.03(e) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:

“(e) Consolidated EBITDA. Permit Consolidated EBITDA of the Borrower and its Subsidiaries as of the end of any period set forth below, to be less than the amount set forth below:

Fiscal Period	Consolidated EBITDA
Twelve month period ended July 31, 2003	$42,908,000
Twelve month period ended August 31, 2003	$44,846,000
Twelve month period ended September 30, 2003	$48,306,000
One month period ended October 31, 2003	$1,793,000
Two month period ended November 30, 2003	$4,284,000
Three month period ended December 31, 2003	$7,790,000
Four month period ended January 31, 2004	$11,804,000
Five month period ended February 29, 2004	$15,922,000
Six month period ended March 31, 2004	$24,178,000
Seven month period ended April 30, 2004	$32,248,000
Eight month period ended May 31, 2004	$40,874,000
Nine month period ended June 30, 2004	$49,303,000
Ten month period ended July 31, 2004	$58,133,000
Eleven month period ended August 31, 2004	$67,093,000
Twelve month period ended September 30, 2004 and for each twelve month period ended thereafter	$75,654,000	”

(d) Liquidity. Section 7.03(f) of the Financing Agreement is hereby amended by deleting the amount “$2,500,000” and substituting in lieu thereof the amount “$1,000,000”.

(e) Current Ratio. Section 7.03(g) of the Financing Agreement is hereby amended by deleting the phrase “1.0 to 1.0 at the end of any fiscal quarter” and substituting in lieu thereof the phrase “the following at the end of any fiscal month: (x) for the fiscal month ending September 30, 2003, 1.0 to 1.0, (y) for the end of each fiscal month commencing on October 31, 2003 and through and including December 31, 2004, .35 to 1.0, and (z) for the end of each fiscal month commencing on January 31, 2005 and thereafter, 1.0 to 1.0”.

7. Event of Default. (a) Clause (t) of Section 9.01 of the Financing Agreement is hereby amended by adding immediately after the semicolon the word “or”, (b) clause (u) of Section 9.01 of the Financing Agreement is hereby amended by deleting the word “or” at the end of such clause, and (c) clause (v) of Section 9.01 of the Financing Agreement is hereby deleted in its entirety.

8. Waiver. (a) Effective as of the Amendment Effective Date (as hereinafter defined), and in reliance upon the representations and warranties of the Borrower and the Guarantors set forth in the Financing Agreement, this Amendment and the other Loan Documents, and in accordance with Section 11.02 of the Financing Agreement, the Lenders hereby consent to, and waive, each of the following Events of Default:

(i) the failure by the Borrower to comply with the minimum Consolidated EBITDA requirement for the fiscal month ending September 30, 2003 set forth in Section 7.03(e) of the Financing Agreement;

(ii) the failure by the Borrower to comply with the minimum Current Ratio requirement for the fiscal quarter ending September 30, 2003 set forth in Section 7.03(g) of the Financing Agreement; and

(iii) the failure by the Borrower pursuant to Section 7.01(u)(iii) of the Financing Agreement to perfect the pledge of 65% of the stock of each Foreign Subsidiary in the jurisdiction of its formation on or prior to August 21, 2003.

(b) The consent and waiver of the Events of Default relating to the events set forth in paragraph (a) above (i) shall be effective only in each specific instance set forth herein and for the specific purposes set forth herein, and (ii) does not allow for any other or further departure from the terms and conditions of the Financing Agreement or any other Loan Documents, which terms and conditions shall continue in full force and effect.

9. Conditions to Effectiveness. The effectiveness of this Amendment (the date of such effectiveness, the “Amendment Effective Date”) is subject to the following conditions precedent that:

(a) this Amendment shall have been duly executed and delivered to the Administrative Agent by an Authorized Officer of the Borrower and each Guarantor and the Agents and the Lenders;

(b) after giving effect to this Amendment, each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Amendment Effective Date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

(c) after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on such date;

(d) a supplemental Fee Letter shall have been duly executed and delivered to the Administrative Agent by an Authorized Officer of the Borrower and each Guarantor and the Agents;

(e) the Borrower shall have been delivered to the Agents updated financial projections, in form and substance satisfactory to the Agents, which financial projections shall include a budget for Capital Expenditures (including a “development plan”) for the Borrower and its Subsidiaries (the “Management Projections”), the form and substance of which shall be satisfactory to the Agents and which Management Projections shall be certified by the Chief Financial Officer of the Borrower and attached hereto as Exhibit A;

(f) the Borrower shall have delivered to the Agents internally prepared weekly cash flow schedules as at the end of each week, for each period commencing at the end of the immediately preceding week and ending with the end of such week for the period from the Amendment Effective Date through March 5, 2004 (the “Weekly Cash Flow Schedules”), all in reasonable detail, and such weekly cash flow schedules shall include an updated foreign working capital budget (the “Updated Foreign Working Capital Budget”), all in form and substance satisfactory to the Agents and which Weekly Cash Flow Schedules, including the Updated Foreign Working Capital Budget, shall be certified by the Chief Financial Officer of the Borrower and attached hereto as Exhibit B; and

(g) all other legal matters incident to this Amendment shall be satisfactory to the Agents and their counsel.

10. Agreements. Notwithstanding anything contained in the Financing Agreement and in consideration of the amendments, waivers and consents set forth in this Amendment, each of the Loan Parties agrees as follows:

(a) Each of the Loan Parties will not, and will cause ATP UK not to, create, incur, assume or suffer to exist, any Lien upon or with respect to any of ATP UK’s properties, including, without limitation, ATP UK’s Oil and Gas Properties, whether now owned or hereafter acquired; file or suffer to exist under any law or statute of the United Kingdom or any other jurisdiction, a financing statement (or the equivalent thereof) that names ATP UK or any of ATP UK’s Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of ATP UK’s properties or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to ATP UK or any of ATP UK’s Subsidiaries; or permit ATP UK or any of ATP UK’s Subsidiaries to assign or otherwise transfer, any account or other right to receive income.

(b) Each of the Loan Parties shall immediately, and in no event later than November 30, 2003, take each of the following actions:

(i) cause ATP UK to execute and deliver to the Administrative Agent a Guaranty, which shall be in form and substance satisfactory to the Agents,

(ii) cause ATP UK to execute and deliver to the Administrative Agent a joinder agreement, joining ATP UK to the Loan Documents as a Loan Party, which shall be in form and substance satisfactory to the Agents,

(iii) deliver to the Administrative Agent an amendment to the Pledge Agreements, pledging the Capital Stock of ATP UK not pledged to the Administrative Agent on the Effective Date and such other instruments as may be necessary or desirable in the opinion of the Agents in order to perfect its pledge on such Capital Stock;

(iv) deliver to the Administrative Agent, supplements to the schedules to the Financing Agreement and the other Loan Documents, supplementing the information set forth therein with respect to ATP UK;

(v) cause ATP UK to grant Liens on all of its properties in favor of the Administrative Agent, for the benefit of the Agents and the Lenders, including without limitation, pursuant to the delivery of Mortgages (or such similar instruments) in respect of its Oil and Gas Properties to the Administrative

Agent with such Liens to be validly perfected, first priority Liens on such properties, and causing title opinions or other evidence of title to such properties to be rendered by the Borrower’s counsel or such other Person acceptable to the Agents, all in form and substance satisfactory to the Agents; and

(vi) deliver such other agreements, instruments, opinions and other documents as shall be required by the Agents and their counsel.

(c) Each of the Loan Parties agrees that from and after the date of the Amendment Effective Date, the Updated Foreign Working Capital Budget delivered pursuant to paragraph 9(f) shall be the Foreign Working Capital Budget referred to in clause (e) of Section 6.01(t) of the Financing Agreement.

(d) Notwithstanding Section 8.01(a) of the Financing Agreement, from and after the Amendment Effective Date, the Loan Parties agree that all funds received in the Collection Account shall be sent by wire transfer or Automated Clearing House, Inc. payment to the Funding Agent’s Account for application at the end of each Business Day to reduce the then principal balance of the Revolving Loans, conditional upon final payment to the Funding Agent.

11. Fees. The Borrower shall pay to the Funding Agent, for the account of the Lenders, in accordance with a written agreement among such Lenders and the Agents, a non-refundable amendment fee equal to $1,650,000, which shall be deemed fully earned on the Amendment Effective Date and due and payable at the earliest of (x) February 16, 2004, (y) upon the occurrence of an Event of Default and (z) upon the termination of the Commitments under the Financing Agreement.

12. Representations and Warranties. Each of the Loan Parties hereby jointly and severally represents and warrants to the Agents and the Lenders as follows:

(a) Each of the Loan Parties has all requisite power and authority to execute, deliver and perform this Amendment, and to perform the Financing Agreement, as amended hereby, and this Amendment has been duly executed and delivered by each Loan Party.

(b) The execution, delivery and performance of this Amendment by each of the Loan Parties, and the performance by each of the Loan Parties of the Financing Agreement, as amended hereby, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its material properties, and (iv) do not and will not result in any material default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of this Amendment or the performance by any Loan Party of the Financing Agreement, as amended hereby, other than as maybe required to perfect the Liens on the properties of ATP UK.

(d) This Amendment and the Financing Agreement, as amended hereby, constitute the legal, valid and binding obligations of each Loan Party, enforceable against such Persons in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

13. Ratification. Except as otherwise expressly provided herein, each Loan Party confirms and agrees that (a) each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the date on which this Amendment is effective all references in any such Loan Document to “the Financing Agreement”, “thereto”, “thereof”, “thereunder”, or words of like import referring to the Financing Agreement shall mean the Financing Agreement as amended by this Amendment, and (b) to the extent that any such Loan Document purports to assign or pledge to the Administrative Agent, or to grant to the Administrative Agent a security interest in or lien on, any collateral as security for its obligations from time to time existing in respect of the Loan Documents, such pledge, assignment and/or grant of a security interest or lien is hereby ratified and confirmed in all respects as security for all of its obligations, whether now existing or hereafter arising. This Amendment does not and shall not affect any Obligation or Guarantee Obligation (as the case may be), other than as expressly provided herein, of any Loan Party under or arising from the Financing Agreement or any other Loan Document, all of which obligations are hereby ratified and shall remain in full force and effect. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agents or the Lenders under the Financing Agreement or any other Loan Document, nor constitute a waiver of any provision of the Financing Agreement or any other Loan Document.

14. Expenses. The Borrower hereby agrees to pay to the Agents upon demand the amount of any and all fees, costs and expenses, including the reasonable fees, disbursements and other client charges of the Agents’ counsel, which the Agents may incur in connection with this Amendment, the amounts of which the Borrower agrees may be charged to the Loan Account.

15. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same waiver. Delivery of an executed counterpart of this Amendment by telecopier shall be equally as effective as delivery of an original executed counterpart of this Amendment.

16. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed within such state.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first above written.

AGENTS AND LENDERS:

ABLECO FINANCE LLC, as Collateral Agent, Administrative Agent and Lender, for itself as a Lender and on behalf of its affiliate assigns as Lenders

By:	/s/ KEVIN GENDA

Title:	Senior Vice President

WELLS FARGO FOOTHILL, INC., as Funding Agent and Lender

By:	/s/ DREW STAWIN

Title:	Senior Vice President

BORROWER:

ATP OIL & GAS CORPORATION

By:	/s/ T. PAUL BULMAHN

Title:	President and CEO

GUARANTOR:

ATP ENERGY, INC.

By:	/s/ T. PAUL BULMAHN

Title:	President and CEO